Exhibit 99.1
[Missing Graphic Reference]

One Corporate Center
GAMCO Investors, Inc.
Rye, NY 10580-1422
Tel. (914) 921-5000
Fax (914) 921-5060
www.gabelli.com

For Immediate Release

Contact:  Douglas Jamieson
President, Chief Operating Officer
(914) 921-5020

For further information please visit
www.gabelli.com

Karl Otto Pohl Named Director Emeritus Of GAMCO Investors, Inc.

Rye, New York, November 7, 2007 – GAMCO Investors, Inc. (NYSE: GBL) is privileged to announce that Karl Otto Pohl will now serve as Director Emeritus of the GAMCO board of directors in addition to his title of Director Emeritus at Gabelli Funds LLC, the mutual funds division of GAMCO.

            One of the economic architects of modern Europe, Karl Otto Pohl served as president of the German Bundesbank for over a decade from 1980 to 1991. He is one of the pre-eminent central bankers of our time. Originally appointed by Chancellor Willy Brandt after a distinguished career at the Ministry of Economics, he also was a board member for the Bank for International Settlements, the German Governor for the International Monetary Fund and Chairman of the EEC Central Bank of Governors in the early 1990's. In 1997, Mr. Pohl was named as a recipient of the German financial monthly magazine, Manager Magazine's Hall of Fame award.

            Commenting on Pohl's appointment, Mario Gabelli, Chairman, Chief Executive Officer and Chief Investment Officer-Value Portfolios of GAMCO Investors, said, "Karl Otto has been a highly valued member of GAMCO’s board for almost 10 years. His thoughts on the global economy, worldwide monetary policy and geopolitical issues have been highly educational and extremely helpful for our organization. We respect his counsel and welcome his ongoing commitment to our board of directors, as well as the boards of our mutual funds."

            Karl Otto Pohl joined the board of GAMCO Investors, Inc. in 1998, prior to its initial public offering.

             GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.). As of September 30, 2007, GAMCO had approximately $31.6 billion in assets under management.

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